EXHIBIT 23-1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 14, 2008, on the consolidated financial statements and internal control over financial reporting included in the Annual Report of Superior Bancorp on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Superior Bancorp on Form S-8.

/s/ Grant Thornton LLP
Raleigh, North Carolina
July 23, 2008